EXHIBIT 23.4

June 14, 2011

Magal Security Systems Ltd.
P.O. Box 70, Industrial Zone
Yehud 56100, Israel

Re:  Magal Security Systems Ltd.

Gentlemen:

You have informed us that you intend to file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form F-1/A (the “Registration Statement”) and are seeking our written consent to include references to our fairness opinion (the “Fairness Opinion”) relating to the rights offering that we prepared at your request.  We understand that the prospectus that forms a part of the Registration Statement (the “Prospectus”) will also be filed with the Israel Securities Authority.

We confirm that we consent to the inclusion of our name in the Prospectus and to references to the Fairness Opinion in the Registration Statement and Prospectus to be filed with the SEC.  We further consent to the inclusion of this consent as an exhibit to the Registration Statement to be filed with the SEC.

We further confirm that we consent to the inclusion of our name in the Prospectus and to references to the Fairness Opinion in the Prospectus to be filed with the Israel Securities Authority.  We further consent to the inclusion of this consent as an exhibit to the Prospectus to be filed with the Israel Securities Authority.

This consent is given only with respect to the Registration Statement and the Prospectus, and is not intended to be, and should not be construed as, a consent to use the Fairness Opinion for any other purpose without our prior written consent.

Very truly yours, Tamir Fishman & Co., Ltd. By: /s/ Eldad Tamir Name: Eldad Tamir Title: Chief Executive Officer